                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

                                                                 Year Ended December 31,                  Six Months Ended June 30,
                                              ---------------------------------------------------------   -------------------------
                                                1996         1997       1998        1999        2000           2000         2001
                                              ---------------------------------------------------------   -------------------------
Net loss applicable to common shareholders     (13,928)    (23,026)    (24,972)    (41,481)    (52,437)      (23,154)     (27,698)
Add: fixed charges                                 662         550         608         711         729           334          792
                                              ---------------------------------------------------------   ------------------------

Earnings as defined                            (13,266)    (22,476)    (24,364)    (40,770)    (51,708)      (22,820)     (26,906)
                                              =========================================================   ========================

Fixed charges:
Interest expensed and capitalized                  513         378         435         502         544           235          609
Estimated interest component of rent               149         172         173         209         185            99          183
                                              ---------------------------------------------------------   ------------------------

Total fixed charges                                662         550         608         711         729           334          792
                                              =========================================================   ========================

Ratio of earnings to fixed charges                  (1)         (1)         (1)         (1)         (1)           (1)          (1)

(1) Earnings (as defined) for the period were insufficient to cover fixed charges by an amount equal to the net loss applicable to common shareholders for the period.